UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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BIOLASE TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BIOLASE TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 10, 2012

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of BIOLASE Technology, Inc., a Delaware corporation, will be held on Thursday, May 10, 2012, at 11:00 a.m. local time at the Company’s corporate headquarters, located at 4 Cromwell, Irvine, California, 92618, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1. to elect four directors to serve until the next annual meeting of stockholders;

2. to ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3. an advisory vote on the compensation of our named executive officers;

4. an advisory vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers;

5. to approve the proposed amendment to the Restated Certificate of Incorporation of Biolase Technology, Inc. to change the name of the corporation to Biolase, Inc.; and

6. to consider and act upon such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 15, 2012 are entitled to notice of and to vote at our annual meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the meeting in person.

Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience, or please vote via the Internet or by telephone. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all of your shares will be voted. You may revoke your proxy at any time prior to our annual meeting. If you are a stockholder of record and vote by ballot at our annual meeting, your proxy will be revoked automatically and only your vote at our annual meeting will be counted.

We are providing or making available to you the Proxy Statement for our 2012 Annual Meeting of Shareholders and our 2011 Annual Report on Form 10-K. You may also access these materials via the Internet at www.biolase.com.

BY ORDER OF THE BOARD OF DIRECTORS

Sincerely,

Federico Pignatelli Chairman of the Board and Chief Executive Officer

Irvine, California – April 12, 2012

BIOLASE TECHNOLOGY, INC.

4 Cromwell

Irvine, California 92618

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 10, 2012

PROXY STATEMENT

SOLICITATION OF PROXIES

General

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of BIOLASE Technology, Inc., a Delaware corporation (“BIOLASE,” “the Company,” “we,” “our,” or “us”), for use at our annual meeting of stockholders to be held on Thursday, May 10, 2012 and at any adjournment or postponement thereof. Our annual meeting will be held at 11:00 a.m. local time at our corporate headquarters located at 4 Cromwell, Irvine, California, 92618. These proxy solicitation materials were mailed on or about April 12 , 2012 to all stockholders entitled to vote at our annual meeting.

If the enclosed form of proxy is properly signed and returned to us, the shares represented thereby will be voted at our annual meeting in accordance with the instructions specified thereon. If the proxy of a stockholder of record does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR:

•	the election of the four nominees for election to our Board listed in the proxy and proposed by our Board;

•	the ratification of the appointment of BDO USA, LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

•	an advisory vote on the compensation of our named executive officers;

•	an advisory vote on the frequency of future stockholder advisory votes on the compensation of our named executive officers; and

•	the approval of the proposed amendment to the Restated Certificate of Incorporation of Biolase Technology, Inc. to change the name of the corporation to Biolase, Inc.

Any stockholder has the power to revoke his or her proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to our Corporate Secretary before our annual meeting;

•	presenting (before our annual meeting) a new proxy with a later-date; or

•	attending our annual meeting and voting in person.

Attendance at our annual meeting will not, by itself, revoke a proxy. If your shares are held in the name of a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other nominee. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at our annual meeting, your vote in person at our annual meeting will not be effective unless you present a legal proxy, issued in your name from the record holder, your broker.

Voting; Quorum

On March 15, 2012, the record date for determination of stockholders entitled to notice of and to vote at our annual meeting, 30,548,205 shares of our common stock, par value $0.001 per share, were outstanding. No shares of our preferred stock were outstanding on such record date. Only stockholders of record of our common stock on March 15, 2012 will be entitled to notice of and to vote at our annual meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on such record date. Stockholders may not cumulate votes in the election of directors.

The presence at our annual meeting, either in person or by proxy, of holders of shares of our outstanding common stock entitled to vote and representing a majority of the voting power of all of such shares shall constitute a quorum for the transaction of business.

Our bylaws provide for a majority voting standard for the election of directors in uncontested elections. Under this majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. If a director is not elected by a majority of the votes cast in an uncontested election, our Nominating and Corporate Governance Committee shall accept any previously tendered resignation by such director absent a compelling reason (as determined consistent with our Board’s fiduciary duties) for such director to remain on our Board. Our Board’s policy is not to nominate a director for election unless the director has tendered in advance an irrevocable resignation effective in such circumstances where the director does not receive a majority of the votes cast in an uncontested election. The Committee shall act on any such resignation offer and publicly disclose its decision within 90 days from the date of the certification of the election results.

With regard to the other proposals, the affirmative vote of the holders of our common stock representing a majority of the voting power present or represented by proxy and entitled to vote on the subject matter is required for approval.

Abstentions may be specified on all proposals and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Abstentions from any vote and broker non-votes may have the effect of preventing approval of a proposal where the number of “for” votes, although a majority of the votes cast, does not constitute a majority of the required quorum.

If a shareholder of record signs and returns a valid proxy but does not provide instructions as to how shares should be voted, then all the shares represented by such proxy will be voted in accordance with the recommendations of the Board on all the proposals described in this Proxy Statement. If a shareholder is a beneficial owner (i.e., a shareholder who holds shares in street name via a broker or bank) and does not give a proxy to the broker or bank with instructions as to how to vote such shares, then the broker or bank who is the shareholder of record generally has discretionary authority to vote those shares only in “routine” matters, such as the proposal to ratify our auditors. However, banks and brokers do not have discretionary authority to vote on their clients’ behalf on “non-routine” proposals such as the election of our directors. Therefore, such brokers and banks are not able to vote on a shareholder’s behalf in any director without specific voting instructions from the shareholder. If a shareholder who is a beneficial owner does not give a proxy to the shareholder’s broker or bank with instructions as to how to vote such shares on these “non-routine” proposals, the shares will be considered “broker non-votes” which will be counted as present for purposes of establishing a quorum but may have the same effect as a vote “against” these “non-routine” proposals.

The persons named as attorneys-in-fact in the form of the accompanying proxy, Federico Pignatelli and Frederick Furry, were selected by our Board and are our officers. All properly executed proxies returned in time to be counted at our annual meeting will be voted by such persons at our annual meeting. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. Aside from the election of the named directors, the proposed amendment to our Restated Certificate of Incorporation, the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm, and the advisory votes, our Board knows of no other matter to be presented at our annual meeting. If any other matters should be presented at our annual meeting upon which a vote properly may be taken, shares represented by all proxies received by us will be voted with respect thereto as permitted and in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to our stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, facsimile or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail. In accordance with Delaware law, a list of stockholders entitled to vote at our annual meeting will be available at our annual meeting, and for 10 days prior to our annual meeting, at BIOLASE Technology, Inc., 4 Cromwell, Irvine, California 92618 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Time.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of four directors whose term of office expires at our annual meeting.

On July 17, 2010, Drs. Alexander K. Arrow and Norman J. Nemoy were appointed as Directors of the Company. On November 1, 2010, Mr. Gregory E. Lichtwardt was appointed as a Director of the Company.

Our Board, upon the recommendation of the Nomination and Corporate Governance Committee, appointed Mr. Federico Pignatelli as our interim Chief Executive Officer and Executive Chairman on August 27, 2010. On September 30, 2010, Mr. Pignatelli was appointed as our Chairman of the Board and Chief Executive Officer of the Company. Prior to his appointment as Chief Executive Officer, Mr. Pignatelli was our President and Chairman Emeritus of the Board.

The authorized number of directors on the Board is currently fixed at not less than three and not more than nine.

The four nominees to be elected at our annual meeting will serve until the 2013 annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier resignation, removal, or death. All of our four nominees currently serve on our Board. Each of the director nominees has agreed to serve if elected. We have no reason to believe that any of the nominees will be unavailable to serve. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the proxies will be voted for such other person or persons as may be designated by our Board.

Our Board, upon recommendation from its Nominating and Corporate Governance Committee, has nominated the persons listed below for re-election to serve as directors for the term beginning at our annual meeting of stockholders on May 10, 2012. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the four nominees named below.

Our Nominees/Directors

The following table sets forth certain information as of March 15, 2012 regarding our directors:

Name	Age	Position
Federico Pignatelli	59	Director, Chairman of the Board, and Chief Executive Officer
Dr. Alexander K. Arrow(1)(2)(3)(4)	41	Director
Mr. Gregory E. Lichtwardt (1)(2)(3)(4)	57	Director
Dr. Norman J. Nemoy(1)(2)(3)(4)	72	Director

(1)	Member of Audit Committee

(2)	Member of Nominating and Corporate Governance Committee

(3)	Member of Compensation Committee

(4)	Member of Quality and Compliance Committee

Federico Pignatelli, 59, has served as our Chief Executive Officer since August 2010, and as our Chairman of the Board and Chief Executive Officer since September 2010. Mr. Pignatelli previously served as our Chairman of the Board from 1994 until March 2006, at which point he became our Chairman Emeritus. Mr. Pignatelli has served as our President from January 2008 until June 2010. From November 2007 to January 2008, he served as interim Chief Executive Officer. Mr. Pignatelli has served as a director since 1991. He is the founder, and has served as President, of Art & Fashion Group since 1992. Art & Fashion Group is a holding company of an array of businesses providing services to the advertising industry, including the world’s largest complex of digital and film still photography studios for production and post-production. Previously, Mr. Pignatelli was a Managing Director at Gruntal & Company, an investment banking and brokerage firm, and was a Managing Director of Ladenburg, Thalmann & Co., also an investment banking and brokerage firm.

Alexander K. Arrow, M.D., CFA, 41, was appointed to the Board in July 2010. Dr. Arrow has been the Chief Financial Officer of Redwood City, California-based Arstasis, Inc., a 115-employee cardiology device manufacturer, since 2007. From 2002 to 2007, Dr. Arrow headed medical technology equity research at the global investment bank Lazard, providing research coverage on a wide variety of medical device manufacturers. Dr. Arrow also spent two years as Chief Financial Officer of the Patent & License Exchange, later renamed PLX Systems, Inc., and three years as the publishing life sciences research analyst at Wedbush Morgan Securities. In 1996, Dr. Arrow was a surgical resident at the UCLA Medical Center. Dr. Arrow received his CFA in 1999. He was awarded an M.D. from Harvard Medical School in 1996 and a B.A. in Biophysics, magna cum laude, from Cornell University in 1992.

Gregory E. Lichtwardt, 57, was appointed to the Board in November 2010. Mr. Lichtwardt is Executive Vice President, Operations, Treasurer, and Chief Financial Officer of Conceptus, Inc. (NASDAQ:CPTS), developer of the Essure® procedure, a non-surgical permanent birth control procedure. He joined Conceptus in November 2003 as Executive Vice President, Treasurer and Chief Financial Officer and was promoted to his current position in April 2008. From 2000 to 2002, he was Executive Vice President, Finance, Chief Financial Officer and Corporate Secretary of Innoventry, Inc., a financial services company. From 1993 to 2000, Mr. Lichtwardt was Vice President, Finance, Chief Financial Officer and Treasurer of Ocular Sciences, Inc., a worldwide developer and marketer of soft contact lenses. Prior to his employment with Ocular Sciences, Mr. Lichtwardt, from 1989 to 1993, held senior management positions in various divisions of Allergan, Inc. In addition to these positions, Mr. Lichtwardt has held various financial positions at AST Research, Inc. and at divisions of American Hospital Supply Corporation. He holds a B.B.A. degree from the University of Michigan and M.B.A. degree from Michigan State University.

Norman J. Nemoy, M.D., F.A.C.S., 72, was appointed to the Board in July 2010. Dr. Nemoy is a partner at Tower Urology Medical Group and is on the surgical attending staff at Cedars-Sinai Medical Center. Dr. Nemoy graduated from the University of Illinois, School of Medicine, and obtained his urological training at Stanford University Medical Center in Palo Alto, California. Following his training at Stanford, he had served on the clinical faculty at UCLA School of Medicine. He is a fellow of the American College of Surgeons, and is Board Certified by the American Board of Urology. Dr. Nemoy is an expert in advanced robotic surgery and has been involved in numerous clinical research studies designed to test the safety and clinical effectiveness of new urological drugs and devices.

Recommendation of Our Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH NOMINEE NAMED ABOVE.

CORPORATE GOVERNANCE

Board Role in Risk Oversight

Our Board takes an enterprise-wide approach to risk management that seeks to complement our organizational objectives, strategic objectives, long-term organizational performance and the overall enhancement of shareholder value. Our Board assesses the risks we face on an ongoing basis, including risks that are associated with our financial position, our competitive position, the impact of our operations on our cost structure, our historical reliance on a small number of distributors, and our reliance on single source suppliers for some of our components. Our Board, at each of its meetings, considers these and other risks that we face from time to time. Our Board’s approach to risk management includes developing a detailed understanding of the risks we face, analyzing them with the latest information available, and determining the steps that should be taken to manage those risks, with a view toward the appropriate level of risk for a company of our size and financial condition.

Certain committees of the Board actively manage risk within their given purview and authority. Our Audit Committee, for example, reviews our disclosure controls and our internal controls over financial reporting on a quarterly basis, including our overall risk assessment and our processes and procedures for assessing risks. In addition, our Compensation Committee, in setting performance metrics, creates incentives for our senior executives that encourage an appropriate level of risk-taking that is commensurate with our Company’s short-term and long-term strategies and their attendant risks. Finally, our Quality and Compliance Committee reviews and assists with management’s proper compliance with operational, safety, and regulatory requirements, which by their nature help to minimize risks that relate to our operations, the safety of our employees, and the end-users of our products and their patients.

Board Composition and Qualifications

Each director nominee brings a strong and unique set of skills and background to our Board, and gives our Board as a whole substantial experience and competence in a wide variety of areas, including board of directors service, executive management, medical device, capital equipment, specialty healthcare, consumer products, sales and marketing, international operations, public accounting, corporate finance, risk assessment, and manufacturing. Mr. Pignatelli, who has broad experience in successful business ventures and has a professional background in investment banking, has been with us since 1991 and brings to our Board his years of experience and history with our operations, and the types of issues we face on a recurring basis. Dr. Arrow, through his executive experience with a commercial stage medical device manufacturer, knowledge of the medical technology industry gained in investment banking, and a medical educational background, brings a depth of knowledge of our industry. Mr. Lichtwardt, as a public company chief financial officer in the medical device industry and prior history as a chief financial officer in other industries including eye care, has valuable experience dealing with finance and accounting principles, financial reporting rules and regulations, and evaluating financial results. Dr. Nemoy, an expert in advanced robotic surgery and a frequent participant in clinical studies who is on the attending staff of one of the most preeminent hospitals in the nation, brings to our Board his medical expertise and his perspective as a user of high technology in the practice of medicine.

Board Leadership Structure

The positions of our principal executive officer and the chairman of our Board are served by one individual, Mr. Federico Pignatelli. Our Board provides oversight of our risk exposure by receiving periodic reports from management regarding matters relating to financial, operational, legal, and strategic risks and mitigation strategies for such risks, currently provided to the Board on a monthly basis. As Mr. Pignatelli is an officer of the Company, he does not serve on the Audit, Compensation, Nominating and Corporate Governance, or Quality and Compliance Committees of the Board. The Board believes that the existing leadership structure of the Board and its Committees is appropriate based on the size of the Board and the Company’s current circumstances.

Director Independence

Our Board has determined that each of Messrs. Arrow, Nemoy, and Lichtwardt are independent directors as defined by the listing standards of the NASDAQ Marketplace Rules (“NASDAQ Rules”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). The Committees of the Board currently and throughout 2011 have been comprised solely of independent directors and otherwise meet the applicable qualification requirements of NASDAQ and the SEC. In making its independence determinations, the Board considered the following relationship: Mr. Pignatelli was determined to not be independent based on his service beginning in November 2007 as our interim Chief Executive Officer and based on his service, since January 2008, as our President, and currently as our Chief Executive Officer.

Board Committees and Meetings

Our Board held 10 regularly scheduled and special meetings and acted by unanimous written consent six times during the year ended December 31, 2011. Each director then in office attended at least 75% of the aggregate of (i) the total number of meetings of our Board and (ii) the total number of meetings held by all committees of our Board on which such director served during 2011. Although we have no policy with regard to Board members’ attendance at our annual meeting of stockholders, it is customary for, and we encourage, all Board members to attend our annual meeting, and we permit attendance by telephone or video conference, if necessary, to mitigate scheduling conflicts. All of our Board members standing for reelection attended our 2011 annual meeting of stockholders.

Our Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Quality and Compliance Committee. Each committee operates pursuant to a written charter that has been approved by our Board. A copy of the current charter for each of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Quality and Compliance Committee is available on our website at www.biolase.com.

Audit Committee. The Audit Committee currently consists of Drs. Arrow and Nemoy, and Mr. Lichtwardt, and Dr. Arrow serves as its chairman. Our Board has determined that Dr. Arrow qualifies as the “audit committee financial expert” under the SEC rules and meets the financial sophistication requirements of the NASDAQ rules.

The primary responsibilities of the Audit Committee include, but are not limited to: (i) the appointment, compensation and oversight of the work of our independent auditor; (ii) reviewing the reports of the independent auditors regarding our accounting practices and systems of internal accounting controls, as applicable; (iii) reviewing our financial reports, our accounting and financial policies in general, and management’s procedures and policies with respect to our internal accounting controls; and (iv) reviewing the independence qualifications and quality controls of the independent auditor. The Audit Committee held seven meetings during 2011.

Compensation Committee. The Compensation Committee currently consists of Drs. Arrow and Nemoy, and Mr. Lichtwardt, and Dr. Arrow serves as its chairman. Each of the current members of the Compensation Committee qualifies as a “non-employee” director under SEC rules and regulations, and as an “outside” director under the Internal Revenue Code.

The Compensation Committee’s primary responsibilities include, but are not limited to: (i) reviewing and developing our general compensation policies; (ii) reviewing and approving the compensation of our Chief Executive Officer and other executive officers, including salary, bonus, long-term incentive and equity compensation, and any other perquisites or special benefits; (iii) making awards under and acting as administrator of our equity incentive plans; (iv) overseeing administration of our other employee benefit plans; (v) making recommendations to our Board regarding director compensation; and (vi) producing an annual report on executive compensation for inclusion in our annual proxy statement. The charter for the Compensation Committee requires it to meet at least twice annually. The Compensation Committee held six meetings during 2011.

For compensation decisions relating to our executive officers other than our Chief Executive Officer, our Compensation Committee also considers the recommendations of our Chief Executive Officer, based on his assessment of each executive officer’s position and responsibilities, experience and tenure, his observations of the executive officer’s performance during the year and his review of competitive pay practices. Our Chief

Executive Officer does not have a role in determining or recommending director compensation. Our Chief Executive Officer regularly attends Compensation Committee meetings, but abstains from portions of meetings at the request of other members of the Compensation Committee to enable it to freely consider issues related to the compensation of our Chief Executive Officer. The Compensation Committee has the sole authority to retain consultants and advisors as it may deem appropriate in its discretion, and the Compensation Committee has the sole authority to approve related fees and other retention terms.

Secondary Stock Option Committee. The Secondary Stock Option Committee currently consists of our Chief Executive Officer and Chief Financial Officer. In September 2003 and as further modified in May 2006, May 2009 and March 2011, our Board granted our Chief Executive Officer and Chief Financial Officer joint authority to make discretionary option grants to new employees, other than executive officers and Board members, subject to a limitation of 5,000 shares (12,000 shares effective March 2011), per individual employee grant and compliance with the express terms and conditions of our 2002 Stock Incentive Plan. Grants to employees that exceed 5,000 shares (12,000 shares effective March 2011) are first reviewed with the Board or the Compensation Committee. The Chief Executive Officer must review these grants at least semiannually with the Compensation Committee. In addition, all such options must have an exercise price not less than the closing sale price of our common stock on the date of grant. The Secondary Stock Option Committee granted options to purchase an aggregate of 418,000 shares of our common stock in 2011.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Drs. Arrow and Nemoy, and Mr. Lichtwardt, and Dr. Nemoy serves as its chairman. The Nominating and Corporate Governance Committee is responsible for, among other things: (i) identifying individuals who are qualified to be members of our Board and selecting or recommending that our Board select the nominees for directorships; (ii) to the extent deemed appropriate by the committee, developing and recommending to our Board a set of corporate governance principles applicable to us; (iii) establishing the criteria and procedures for selecting new directors; (iv) overseeing the process for evaluating our Board and management; and (v) reviewing and reassessing, at least annually, the adequacy of the Nominating and Corporate Governance Committee, including the compliance of the committee with its charter. The Nominating and Corporate Governance Committee held two meetings during 2011.

The Nominating and Corporate Governance Committee considers candidates for membership to our Board suggested by its members and our other Board members, as well as by our management and stockholders. The Nominating and Corporate Governance Committee may also retain a third-party executive search firm to identify candidates. All recommendations submitted by stockholders should be submitted to the Nominating and Corporate Governance Committee to the attention of the Corporate Secretary. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes this candidate is qualified for service on our Board. The stockholder must also provide such other information about the candidate that would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder must also submit proof of stockholdings in the Company. All communications are to be directed to the Chairperson of the Nominating and Corporate Governance Committee, to the attention of the Corporate Secretary, Biolase Technology, Inc., 4 Cromwell, Irvine, California 92618.

The Nominating and Corporate Governance Committee focuses on the following criteria in determining whether a candidate is qualified to serve on our Board: (i) roles and contributions valuable to the business community; (ii) personal qualities of leadership, character and judgment, and whether the candidate possesses and maintains a reputation in the community at large of integrity, trust, respect, competence and adherence to high ethical standards; (iii) relevant knowledge and diversity of the candidate’s background and experience in areas such as business, finance and accounting, marketing, international business and other similar areas; (iv) whether the candidate has the time required for preparation, participation and attendance at meetings; and (v) requirements relating to Board and Board committee composition under applicable law and NASDAQ Rules. The Nominating and Corporate Governance Committee, and our Board, may also consider the overall diversity of our Board when making a determination on qualification for service on our Board, to ensure that the Board is able to represent the best interests of all of our stockholders, and to encourage innovative solutions and viewpoints by considering background, education, experience, business specialization, technical skills, as well as other factors of a particular candidate, as compared to composition of our Board at a given time. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders as to new candidates recommended by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee reviews each existing director whose term is set to expire and considers the following in determining whether to recommend the re-election of that director: (i) occupation or business association changes; and (ii) whether circumstances have arisen that may raise questions about a director’s continuing qualifications in relation to our Board’s membership criteria.

Quality and Compliance Committee. The Quality and Compliance Committee currently consists of Drs. Arrow and Nemoy, Mr. Lichtwardt, and Mr. Lichtwardt serves as its chairman.

The primary responsibilities of the Quality and Compliance Committee include, but are not limited to: (i) assisting the Board in carrying out its oversight responsibility with respect to quality and compliance issues; (ii) overseeing management’s efforts to adopt and implement policies and procedures that require the Company and its employees to deliver high quality services in compliance with high ethical and legal standards; and (iii) ensuring compliance with operational, health, safety, and regulatory requirements and best practices. The Quality and Compliance Committee held two meetings during 2011.

Stockholder Communications

Any stockholder who wishes to communicate with our Board may send his or her communication in writing to: Corporate Secretary, BIOLASE Technology, Inc., 4 Cromwell, Irvine, California 92618. The communication must include the stockholder’s name, address and an indication that the person is our stockholder. The Corporate Secretary will review any communications received from stockholders, and all material communications from stockholders will be forwarded to the appropriate director or directors, or committee of our Board, based on the subject matter.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of our Board, the executive officers and beneficial holders of more than ten percent of the outstanding shares of our common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which requires them to file reports with respect to their ownership of our securities. Based solely upon the copies of Section 16(a) reports which we received from such persons for their 2011 fiscal year transactions in our common stock and their common stock holdings, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than ten percent beneficial owners.

Director Compensation

The following table sets forth all compensation earned or paid to our directors during the year ended December 31, 2011. Mr. Pignatelli, our Chief Executive Officer, President, and Chairman of the Board did not receive additional compensation for his services as a director.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Other Compensation ($)(3)	Total ($)
Federico Pignatelli(4)	$1	$323,069	$276,475	$599,545
Alexander K. Arrow(5)	35,917	157,449	56,380	249,746
Gregory E. Lichtwardt(5)	25,250	157,449	0	182,699
Norman J. Nemoy(5)	34,083	157,449	0	191,532

(1)

Our non-employee directors are paid a $42,000 annual retainer. The chairmen of the Audit and Compensation Committees are paid an additional fee of $5,000 per year and committee members are paid an additional

$2,500 per year. The chairmen of the Nominating and Corporate Governance Committee and Quality and Compliance Committees are paid an additional fee of $3,000 per year and committee members are paid an additional $1,500 per year. In addition, non-employee directors are automatically granted options to acquire 20,000 shares of our common stock on our annual meeting date. Directors are reimbursed for reasonable travel and lodging expenses incurred by them in attending Board and committee meetings.

(2)	Reflects the aggregate grant date fair value of options granted to our directors for the current fiscal year. These amounts do not reflect actual payments made to our directors. There can be no assurance that the full grant date fair value will ever be realized by any director.
(3)	Represents earnings from the exercise of options during the 2011 year.

(4)	Includes options granted to Mr. Pignatelli in his capacity as Chairman of the Board and as Chief Executive Officer of the Company.

(5)	Drs. Arrow and Nemoy and Mr. Lichtwardt agreed to receive options to acquire 21,000 shares of stock on May 5, 2011 in lieu of $42,000 in director fee compensation.

The following table sets forth the aggregate grant date fair value of each stock option grant awarded to our non-employee directors in 2011 and 2010.

Director	Grant Date	Exercise Price	Number of Shares Underlying Options Originally Granted	Aggregate Grant Date Fair Value
Alexander K. Arrow	May 5, 2011(2)	$5.34	41,000	$157,449
	November 4, 2010	$1.77	35,000	$42,508
	July 19, 2010	$1.15	42,500	$33,333
Gregory E. Lichtwardt	May 5, 2011(2)	$5.34	41,000	$157,449
	November 1, 2010(1)	$1.93	49,750	$65,879
Norman J. Nemoy	May 5, 2011(2)	$5.34	41,000	$157,449
	November 4, 2010	$1.77	35,000	$42,508
	July 19, 2010	$1.15	37,500	$29,411
Robert M. Anderton(3)	May 5, 2010	$1.90	20,000	$25,054
George V. d’Arbeloff(3)	May 5, 2010	$1.90	20,000	$25,054
James R. Largent(3)	May 5, 2010	$1.90	20,000	$25,054
Gregory D. Waller(3)	May 5, 2010	$1.90	20,000	$25,054

(1)	On November 1, 2010, Mr. Lichtwardt received 28,750 options with an expiration of 10 years, and another 21,000 options with an expiration of five years.

(2)	On May 5, 2011, Drs. Arrow and Nemoy and Mr. Lichtwardt received 20,000 options to acquire shares of stock under the Automatic Stock Grant program and 21,000 options to acquire shares of stock in lieu of $42,000 in director fee compensation.

(3)	Former director of the Company.

The grant date fair value of the grant of options to purchase 20,000 shares of our common stock to each of Dr. Anderton and Messrs. d’Arbeloff, Waller, and Largent on May 5, 2010 was $1.25 per share. The estimated grant date fair value for the May 5, 2010 option grants was determined using the Black-Scholes option valuation model with the following assumptions: market price of $1.90, exercise price of $1.90, expected volatility of 83.3%, risk free interest rate of 2.31%, expected option life of five years, and an expected dividend yield of 0%.

The grant date fair value for the July 19, 2010 option grant to Drs. Arrow and Nemoy was $0.78, as determined using the Black-Scholes option valuation model with the following assumptions: market price of $1.15, exercise price of $1.15, expected volatility of 90.6%, risk free interest rate of 1.73%, expected option life of five years, and an expected dividend yield of 0%.

The grant date fair value for the November 1, 2010 option grant to Mr. Lichtwardt was $1.31 as determined using the Black-Scholes option valuation model with the following assumptions: market price of $1.93, exercise price of $1.93, expected volatility of 92.3%, risk free interest rate of 1.7%, expected option life of five years, and an expected dividend yield of 0%.

The grant date fair value for the November 4, 2010 option grant to Drs. Arrow and Nemoy was $1.20, also determined using the Black-Scholes option valuation model with the following assumptions: market price of $1.77, exercise price of $1.77, expected volatility of 92.3%, risk free interest rate of 1.04%, expected option life of five years, and an expected dividend yield of 0%.

The grant date fair value for the May 5, 2011 option grant to Drs. Arrow and Nemoy and Mr. Lichtwardt was $3.84, also determined using the Black-Scholes option valuation model with the following assumptions: market price of $5.34, exercise price of $5.34, expected volatility of 106.9%, risk free interest rate of 1.81%, expected option life of four years, and an expected dividend yield of 0%.

Effective as of the 2010 annual meeting, the Board, based on the recommendation of the Compensation Committee, increased the number of options granted automatically to each individual who is elected to our Board as a non-employee director at an annual meeting of stockholders to an option to purchase 20,000 shares of our common stock. In addition, the Board modified the calculation for options granted automatically to newly appointed non-employee directors to the number of shares equal to the sum of (a) 20,000 and (b) the product of (i) 1,250 and (ii) one plus the number of whole calendar months that will have elapsed between the date of appointment to the Board and the anticipated date of the next annual meeting of stockholders.

Each annual option grant vests over one year in equal quarterly increments, with the first vesting date occurring three months after the date of grant, except in the case of initial option grants for non-employee directors, which vest in monthly installments upon the non-employee director’s completion of each month of service as a non-employee director measured from the option grant date. Vesting is accelerated in full if certain changes in control or ownership occur or if the optionee dies or becomes disabled while serving as a director. Each option has an exercise price per share equal to the closing sale price of our common stock on the grant date and has a maximum term of ten years, subject to earlier termination on the first anniversary of the director’s cessation of our Board service for any reason. Each automatic option is immediately exercisable for all of the option shares and the director would receive unvested shares for each unvested option exercised. However, any unvested shares are subject to repurchase by us, at the lower of the exercise price paid per share or the fair market value per share (determined at the time of repurchase), should the director cease Board service prior to vesting of those shares.

The following table sets forth the number of shares underlying outstanding stock options (vested and unvested) held by each of our non-employee directors as of December 31, 2011. Our directors did not hold any unvested shares of restricted stock as of December 31, 2011.

Director	Shares Underlying Options Outstanding at Fiscal Year End
Alexander K. Arrow	104,500
Gregory E. Lichtwardt	90,750
Norman J. Nemoy	113,500
George V. d’Arbeloff (1)	75,000

(1)	In connection with Mr. d’Arbeloff’s resignation from the Board of Directors on July 17, 2010, the date to exercise his then vested options was extended to two years from date of his resignation.

EXECUTIVE COMPENSATION

Our Executive Officers

The following table sets forth certain information regarding our executive officers as of March 15, 2012:

Name	Age	Position
Federico Pignatelli	59	Chairman of the Board and Chief Executive Officer
Frederick D. Furry	44	Chief Financial Officer and Chief Operating Officer

In 2011, the following changes occurred within our executive officer team:

•	On October 19, 2011, Mr. Furry, our Chief Financial Officer, was appointed as our Chief Financial Officer and Chief Operating Officer.

The executive officers are appointed by our Board on an annual basis and serve at the discretion of our Board, subject to the terms of any employment agreement with us, until their earlier resignation or removal. There are no family relationships among any of the directors or executive officers. The following is a brief description of the present and past business experience of Mr. Furry. The biography of Mr. Pignatelli appears earlier in this Proxy Statement under “Proposal One — Election of Directors.”

Mr. Furry, 44, has served as our Chief Financial Officer since November 2010 and our Chief Operating Officer since October 2011. Mr. Furry is a certified public accountant (inactive) and has significant experience working with manufacturing and high technology companies for more than 18 years with public accounting firms, including PricewaterhouseCoopers LLP. From July 2004 to December 2009, Mr. Furry served as an audit partner of Windes & McClaughry. He holds an M.B.A. from the A. Gary Anderson Graduate School of Management at the University of California, Riverside.

Compensation Discussion and Analysis

The following discussion and analysis contains statements regarding company performance targets and goals. These are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

This compensation discussion and analysis section discusses the compensation policies and programs for our named executive officers, which consist of: Federico Pignatelli, our Chairman of the Board and Chief Executive Officer, effective September 30, 2010; Frederick D. Furry, our Chief Financial Officer and Chief Operating Officer, effective November 30, 2010 and October 19, 2011 respectively; Dmitri Boutoussov, our Vice President of Engineering and Chief Technology Officer; and Michael Stevens, Director of Professional Relations and a Territory Sales Manager. The Compensation Committee of our Board of Directors is primarily responsible for overseeing the development and administration of the total compensation program for corporate officers and key executives, and administering our executive incentive bonus and stock plans.

Compensation Objectives.

It is important that we employ energetic people who are enthusiastic about our mission and our products, and we believe this must start at the top with our executive officers who set an example for the entire company. We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executive officers by offering them competitive compensation packages. Our compensation programs for our executive officers are designed to attract and retain such key executive officers, and to reward them in a fashion commensurate with our corporate performance and the value created for our stockholders. Our compensation programs also support our short-term and long-term strategic goals and values and reward the individual contributions of our executive officers to our success.

Our policy is to provide our executive officers with competitive compensation opportunities that reward their contribution to our financial success and individual performance, while providing financial stability and security. Accordingly, the compensation package for executive officers is mainly comprised of the following compensation elements: (1) a base salary, designed to be competitive with salary levels in the industry and to reflect individual performance; (2) an annual discretionary bonus payable in cash and based on the review of certain annual financial and other performance measures, which supports our short-term performance; (3) where appropriate, long-term stock-based incentive awards, which support our long-term performance and are designed to strengthen the mutual interests between our executive officers and our stockholders; and (4) severance payments and other benefits payable upon termination of an officer’s employment by us without cause or by our officer for good reason, including following a change of control of us, which promotes executive retention and efforts toward the best interests of the stockholders in the event of an actual or threatened change of control of us. We believe that each of these elements and their combination is necessary to support our overall compensation objectives.

Determination of Compensation Awards.

The Compensation Committee determines the compensation to be paid to our executive officers. The Compensation Committee periodically reviews the total compensation levels and the distribution of compensation among the compensation elements identified above for each of our executive officers. The Compensation Committee determines the total compensation levels for our executive officers by considering each executive officer’s position and responsibilities, the individual’s performance of his job-related duties and responsibilities and our financial performance, in the context of our compensation policies and objectives and competitive market data applicable to each executive officer’s position. Our approach is to consider competitive compensation practices as a relevant factor rather than establishing compensation at specific benchmark percentiles. This enables us to respond to dynamics in the labor market and provides us with flexibility in maintaining and enhancing our executive officers’ engagement, focus, motivation and enthusiasm for our future.

The principal factors that were taken into account in establishing each executive officer’s compensation package for 2011 are described below. The Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future years.

In addition, the Compensation Committee periodically reviews peer group data. The Compensation Committee believes that our most direct competitors for executive talent include significantly larger and better-capitalized companies in the medical device industry, comprising a broader range of companies than those with which we usually are compared for purposes of stock performance.

Components of Compensation.

During the 2011 fiscal year, our executive officers’ compensation was composed of base salary, annual incentive bonuses, equity compensation, certain perquisites and potential severance payments and other benefits payable upon certain events, including a qualifying termination of the executive officer’s employment subsequent to a change of control of us.

Base Salaries.

Our executive officers’ base salaries are assessed annually by the Compensation Committee, taking into account each officer’s position and responsibilities, including accomplishments and contributions, experience and tenure. In addition, the Compensation Committee considered the market analysis provided by the consultant.

Mr. Pignatelli.    In January 2008, Mr. Pignatelli was appointed to the position of President at an annual salary of $150,000. The Compensation Committee approved this amount in light of Mr. Pignatelli’s then part-time position as our President. In light of the global economic environment, on December 1, 2008, Mr. Pignatelli voluntarily reduced his annual base salary to $72,000. In June 2010 Mr. Pignatelli was terminated as President, and in August 2010 Mr. Pignatelli was appointed to the position of Interim Chief Executive Officer at an annual salary of $1.00. Mr. Pignatelli was appointed our permanent Chief Executive Officer on September 30, 2010 and agreed to continue at a symbolic annual salary of $1.00.

Mr. Furry.    Mr. Furry’s annual base salary was set, at the time of his hire as our Chief Financial Officer in November 2010, at $180,000. His base salary was negotiated and was based on comparable market data, and our compensation goals and objectives. Mr. Furry’s annual base salary was not adjusted at the time of his appointment to Chief Financial Officer and Chief Operating Officer on October 19, 2011.

Mr. Boutoussov.    Mr. Boutoussov is our Vice President of Engineering and became our Chief Technology Officer in October 2010. His current annual base salary is $250,000. His base salary was negotiated and was based on comparable market data, and our compensation goals and objectives.

Mr. Stevens.    Mr. Stevens is our Director of Territory Relations and a Territory Sales Manager. His current base salary is $90,000. His base salary was negotiated and was based on comparable market data, and our compensation goals and objectives.

Annual Bonuses.

Our annual bonuses have been historically intended to reward accomplishment of our overall short-term corporate performance and objectives for a fiscal year.

Mr. Pignatelli.    By resolution of the Compensation Committee of the Board, Mr. Pignatelli’s maximum performance bonus opportunity for fiscal 2009 was set at up to $45,000, as determined by the achievement of certain criteria established by the Board. On January 28, 2010, the Compensation Committee approved Mr. Pignatelli’s 2009 performance bonus award in the amount of $30,000. No formal annual bonus opportunity was set for Mr. Pignatelli in 2010 or 2011.

Mr. Furry.    As Mr. Furry commenced his employment with the Company in November 2010, no formal annual bonus opportunity was set for Mr. Furry in 2010 or 2011.

Mr. Boutoussov.    Mr. Boutoussov earned bonuses of $18,000, $45,000, and $70,000 in 2009, 2010, and 2011, respectively.

Mr. Stevens.    No formal annual bonus opportunity was set for Mr. Stevens in 2009, 2010, or 2011.

Stock-Based Incentive Awards.

Stock-based incentives are designed to align the interests of our executive officers with those of our stockholders and provide each individual with a significant incentive to manage us from the perspective of an owner with an equity stake in the business. Stock options allow the officers to acquire shares of our common stock at a fixed price per share (which is at least the closing sale price of our stock on the grant date) over a specified period of time. Stock options generally become exercisable in a series of installments over a three-year period, contingent upon the officer’s continued employment with us. Accordingly, stock options provide a return to the executive officer only if he remains employed by us during the vesting period, and then only if the market price of the shares appreciates over the option term. As such, stock options not only reward our corporate performance but are also a key retention tool. The size of the option grant to each executive officer, including any grant considered for the Chief Executive Officer and our other named executive officers, is set at a level that is intended to create a meaningful opportunity for stock ownership based on the individual’s current position with us, the individual’s performance of his job related duties and responsibilities in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

Mr. Pignatelli.    Mr. Pignatelli was not granted any stock-based incentive awards in his position as an officer of the Company in 2010. Options to acquire 35,000 shares granted to Mr. Pignatelli in July 2010 at an exercise price of $1.45 were in his capacity as a board member and not as an officer of the Company. Options to acquire 35,000 shares at an exercise price of $5.34 and 100,000 shares at an exercise price of $2.58 granted to Mr. Pignatelli in May 2011 and December 2011, respectively, were in his capacity as an officer of the Company. The May stock option vested and became exercisable immediately. The December stock option originally was to vest and become exercisable over forty-eight equal monthly installments commencing December 23, 2011, subject to Mr. Pignatelli’s continued employment with us. In March 2012, the unvested shares were accelerated and subsequently exercised for cash. The Compensation Committee considered these grants as necessary and appropriate for Mr. Pignatelli’s services.

Mr. Furry.    At the time of his hire on November 30, 2010, Mr. Furry was granted a nonqualified stock option to purchase 150,000 shares of our common stock at an exercise price of $2.00. The option granted shall vest and be exercisable one-sixth on the sixth month anniversary of the grant date, with the remaining option vesting and being exercisable in a series of ten consecutive three-month equal installments over a thirty month period, and is subject to Mr. Furry’s continued employment. The Compensation Committee considered this initial grant as necessary and appropriate to obtain Mr. Furry’s services. Options to acquire 47,500 shares were granted to Mr. Furry in December 2011 at an exercise price of $2.58. The December stock option vests and becomes exercisable over forty-eight equal monthly installments commencing December 23, 2011, subject to Mr. Furry’s continued employment with us. The Compensation Committee considered these grants as necessary and appropriate for Mr. Furry’s services.

Mr. Boutoussov.    Options to acquire 123,000 shares were granted to Mr. Boutoussov in December 2010 at an exercise price of $2.00 per share. The December 2010 stock options vest and become exercisable quarterly over three years, subject to Mr. Boutoussov’s continued employment with us. The Compensation Committee considered these grants as necessary and appropriate for Mr. Boutoussov’s services.

Mr. Stevens.    In January 2009, options to acquire 1,000 shares were granted to Mr. Stevens at an exercise price of $0.82 per share. Options to acquire 5,000 shares were granted to Mr. Stevens in April 2010 at an exercise price of $1.96 per share. Options to acquire 24,750 shares were granted to Mr. Stevens in December 2010 at an exercise price of $2.00 per share. The January 2009 stock options vested and became exercisable quarterly over one year. The April 2010 and December 2010 stock options vest and become exercisable quarterly over three years, subject to Mr. Stevens’ continued employment with us. The Compensation Committee considered these grants as necessary and appropriate for Mr. Stevens’ services.

Policies with Respect to Equity Compensation Award Determinations.

We do not time the award of stock option grants in advance of material announcements in order to achieve lower exercise prices. In the past, we have not granted any equity compensation awards other than stock options. Our policy is that stock options are granted with an exercise price equal to or greater than the closing price of our common stock on the date of grant, and that all option grants are approved in advance of or on the date of the grant. The Secondary Stock Option Committee (consisting of our Chief Executive Officer and Chief Financial Officer) is delegated authority by the Board to approve stock option grants in an amount not to exceed 12,000 shares per person (effective March 2011) and only for newly-hired employees. For stock option grants to new employees, our policy is that they be issued on, and receive an exercise price equal to or greater than the closing stock price of our common stock on such employee’s start date, presuming that the award was pre-approved by the Secondary Stock Option Committee.

Perquisites and Other Benefits.

Mr. Boutoussov.    A promissory note totaling $100,000 from Mr. Boutoussov was forgiven in the fourth quarter of 2010.

The Compensation Committee does not generally provide any such perquisites at this time.

Severance and Change of Control Arrangements.

Messrs. Pignatelli, Furry, Boutoussov, and Stevens are employed by the Company on an “at will” basis, and they do not have any employment agreements or severance provisions. Messrs. Boutoussov and Stevens have agreements that provide certain benefits in the event of a change in control of the Company. As of December 31, 2011, Mr. Boutoussov’s and Mr. Stevens’ change in control benefits totaled approximately $277,000 and $101,000, respectively, which represent one-year of salary and certain medical and dental benefits. Messrs. Pignatelli and Furry do not have any change in control agreements with the Company.

Compliance with Internal Revenue Code Section 162(m).

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Nonperformance-based compensation paid to our executive officers for the 2010 fiscal year did not exceed the $1.0 million limit per officer, and we do not expect the nonperformance-based compensation to be paid to our executive officers for the 2011 fiscal year to exceed that limit. Our option grants under our 2002 Stock Incentive Plan have been designed to qualify as performance-based compensation.

There are certain circumstances under which the Board and Compensation Committee may decide to exceed the deductibility limit imposed under Section 162(m) or to otherwise pay non-deductible compensation. These circumstances may include maintaining a competitive salary for a named executive officer position or attracting highly qualified executives to join us and to promote their retention with compensation that is not performance based as part of their initial employment offers. Because it is unlikely that the cash compensation payable to any of our executive officers in the foreseeable future will approach the $1.0 million limit, we do not expect to take any action to limit or restructure the elements of cash compensation payable to our executive officers so as to qualify that compensation as performance-based compensation under Section 162(m). We will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1.0 million level.

Sections 280G and 4999 of the Internal Revenue Code impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments for purposes of Sections 280G and 4999 of the Internal Revenue Code if he or she receives compensatory payments or benefits that are contingent on a change in the ownership or control of a corporation, and the aggregate amount of such contingent compensatory payments and benefits equals or exceeds three times the executive’s base salary amount. An executive’s excess parachute payments are subject to a 20% excise tax under Section 4999 of the Internal Revenue Code, in addition to any applicable federal income and employment taxes. Also, the corporation’s compensation deduction in respect of the executive’s excess parachute payments is disallowed under Section 280G of the Internal Revenue Code. If we were to be subject to a change in control, certain amounts received by our executives could be excess parachute payments under Sections 280G and 4999 of the Internal Revenue Code. As discussed under “Potential Payments Upon Termination or Change in Control” we do not provide our executive officers with tax gross up payments in the event of a change in control.

Summary Compensation Table

The following table shows the compensation earned by, or awarded or paid to, each of our named executive officers (“NEOs”) for the fiscal years ended December 31, 2011, 2010, and 2009:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)(2)		Total ($)
Federico Pignatelli	2011	$1	$0		$323,069	$0		$0		$323,070
Chief Executive Officer &	2010	41,467	0		34,612	0		0		76,079
Chairman of the Board(4)	2009	67,000	30,000	(3)	26,045	0		0		123,045
Frederick D. Furry	2011	180,000	0		89,614	0		3,123		272,737
Chief Operating Officer & Chief Financial Officer	2010	8,192	0		147,285	0		0		155,477
Dmitri Boutoussov	2011	247,500	70,000		0	0		28,845		346,345
VP of Engineering &	2010	190,000	45,000		133,849	0		121,922	(6)	490,771
Chief Technology Officer	2009	186,410	18,000		0	0		0		204,410
Michael Stevens	2011	94,000	0		0	149,372	(5)	14,746	(7)	258,118
Director of Professional	2010	100,557	0		33,394	94,712	(5)	5,845	(7)	234,508
Relations & Territory	2009	62,292	0		548	96,311	(5)	6,283	(7)	165,434
Sales Manager

(1)	The dollar amounts in this column reflect the aggregate grant date fair value of options granted to our NEOs for each of the applicable fiscal years. These amounts do not reflect actual payments made to our NEOs. There can be no assurance that the full grant date fair value will ever be realized by any NEO.

(2)	Except as set forth in these footnotes, these amounts represent accrued unused vacation hours for 2011, 2010 and 2009. Upon an executive’s termination, we will pay all of the employee’s unused vacation hours, including any permitted banked hours.

(3)	Includes performance bonuses earned in 2009 that were paid in March 2010.

(4)	Mr. Pignatelli received an annual salary of $150,000 for his service as our President, from January 2008 until December 2008. Effective December 1, 2008, Mr. Pignatelli voluntarily reduced his salary to $72,000 which was in effect until June 2010. When Mr. Pignatelli was appointed as our interim Chief Executive Officer in August 2010, he voluntarily agreed to an annual salary of $1.00. Mr. Pignatelli’s option award in 2010 was in respect of his service on the Board of Directors. In 2011, Mr. Pignatelli received an option award in the amount of 35,000 shares in respect of his service on the Board of Directors and 100,000 shares in respect of his service as the Chief Executive Officer of the Company.

(5)	Includes paid sales commissions.

(6)	Includes $100,000 in respect of debt forgiveness.

(7)	Includes car allowance, taxable fringe benefits, and stock option exercise totaling $5,400, $5,845, and $6,283 for the years ended December 31, 2011, 2010, and 2009, respectively.

Grants of Plan-Based Awards

The following table presents information regarding annual incentive bonus awards and equity incentive awards granted to the named executive officers during 2011.

					All Other Option Awards: Number of Securities Underlying	Exercise on Base Price	Grant Date Fair Value
Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Options (2)(#)	of Option Awards (3)($)	of Option Awards (4)($)
Federico Pignatelli Chief Executive Officer & Chairman of the Board	5/5/11 12/23/11	N/A N/A	N/A N/A	N/A N/A	35,000 100,000	$5.34 2.58	$134,407 188,662
Frederick D. Furry Chief Operating Officer & Chief Financial Officer	12/23/11	N/A	N/A	N/A	47,500	$2.58	$89,614
Dmitri Boutoussov VP Engineering & Chief Technology Officer	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Michael Stevens Director of Professional Relations & Territory Sales Manager	N/A	N/A	N/A	N/A	N/A	N/A	N/A

(1)	The amounts in these columns represent the range of potential payouts for 2011 under the incentive bonus plan based on certain pre-established performance measures described under the caption “Compensation Discussion and Analysis — Annual Incentive Bonuses.” Bonus payouts below and above the expected performance level are determined in the Compensation Committee’s discretion.

(2)	Amounts shown in this column represent stock options granted in 2011, as described under the caption “Compensation Discussion and Analysis — Stock Based Incentive Awards.”

(3)	Each option grant has an exercise price equal to, or greater than, the closing stock price of common stock at the time of grant.

(4)	The grant date fair value for the May 5, 2011 option grant was $3.84, and was determined using the Black-Scholes option valuation model with the following assumptions: market price of $5.34, exercise price of
$5.34, expected volatility of 106.9%, risk free interest rate of 1.81%, expected option life of four years, and an expected dividend yield of 0%.

The grant date fair value for the December 23, 2011 option grant was $1.89, and was determined using the Black-Scholes option valuation model with the following assumptions: market price of $2.58, exercise price of $2.58, expected volatility of 104.2%, risk free interest rate of 0.95%, expected option life of four years, and an expected dividend yield of 0%.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information regarding the outstanding equity awards held by each of our named executive officers at December 31, 2011. We have not granted equity awards other than options in the past.

	Option Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable		Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price($)	Option Expiration Date
Federico Pignatelli	30,000	(1)	0		$5.24	5/23/12
Chairman of the Board & Chief Executive	30,000	(1)	0		11.07	4/29/13
Officer	30,000	(1)	0		11.96	5/26/14
	30,000	(1)	0		5.81	11/15/15
	30,000	(1)	0		10.40	4/20/16
	15,000	(1)	0		5.94	5/16/17
	35,000		0		5.34	5/5/16
	0		100,000	(2)	2.58	12/23/18
Frederick D. Furry	50,000		100,000		2.00	11/30/15
Chief Operating Officer &	0		47,500		2.58	12/23/18
Chief Financial Officer
Dmitri Boutoussov	25,000				11.60	9/16/13
VP Engineering & Chief	20,000				14.06	6/8/14
Technology Officer	25,000				8.33	11/19/14
	5,000				6.66	12/2/15
	20,000				8.46	12/20/16
	75,000				4.00	12/17/17
	35,000				0.93	11/20/18
	40,998		82,002		2.00	12/22/15
Michael Stevens	5,000				8.19	4/1/13
Director of Professional	500				8.52	8/11/14
Relations & Territory Sales	500				6.31	10/20/14
Manager	5,000				7.14	6/1/15
	10,000				6.66	12/2/15
	5,000				7.19	1/23/16
	10,000				4.00	12/12/17
	500				0.82	1/26/19
	2,499		2,501		1.96	4/14/20
	8,429		16,501		2.00	12/22/15

(1)	Options held by Mr. Pignatelli were granted to him as part of his director compensation. See “Director Compensation” discussion under “Proposal One — Election of Directors.”

(2)	On March 2, 2012, the Board accelerated the vesting period for 95,833 common stock options held by Mr. Pignatelli due to his commitment to maintain his annual salary of one dollar for the year ending December 31, 2012. Accelerating the vesting period of the common stock options resulted in the Company recognizing unamortized compensation cost of approximately $183,000 during March 2012.

Option Exercises and Stock Vested

The following table summarizes the option exercises by each of our named executive officers for the year ended December 31, 2011. No shares of restricted stock have been granted to any of the named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Federico Pignatelli	185,000	$276,475
Chief Executive Officer & Chairman of the Board
Frederick D. Furry
Chief Operating Officer & Chief Financial Officer	0	0
Dmitri Boutoussov
VP Engineering & Chief Technology Officer	0	0
Michael Stevens
Director of Professional Relations & Territory	0	0
Sales Manager

(1)	Represents the excess over the exercise price of the closing market price of a share of our common stock on the date of exercise multiplied by the number of shares that were exercised.

Potential Payments upon Termination or Change in Control

Mr. Pignatelli.    Mr. Pignatelli was not a party to any severance or change in control agreement during 2011 and is not a party to such an agreement currently.

Mr. Furry.    Mr. Furry was not a party to any severance or change in control agreement during 2011 and is not a party to such an agreement currently.

Mr. Boutoussov.    Mr. Boutoussov was not a party to any severance agreement during 2011. He is a party to a change in control agreement with us that provides for one year of salary and certain medical and dental benefits which total approximately $277,000 in the event of a change of control of the Company.

Mr. Stevens.    Mr. Stevens was not a party to any severance agreement during 2011. He is a party to a change in control agreement with us that provides for one year of salary and certain medical and dental benefits which total approximately $101,000 in the event of a change of control of the Company.

Equity Compensation Plan Information

Our 2002 Stock Incentive Plan is designed to attract and retain the services of individuals essential to its long-term growth and success. We also formerly maintained the 1990 Stock Option Plan and the 1993 Stock Option Plan. The 1990 Stock Option Plan and the 1993 Stock Option Plan have terminated pursuant to their terms and no grants under those plans remain outstanding.

The following table summarizes information as of December 31, 2011 with respect to the shares of our common stock that may be issued upon exercise of options, warrants or rights under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Stockholders	3,858,083	$3.75	808,433

Total	3,858,083	$3.75	808,433

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or employee of the Company during fiscal year 2011 or in any prior year, and none of the members of the committee had any relationship requiring disclosure under Item 404 of Regulation S-K. There were no Compensation Committee interlocks as described in Item 407(e)(4) of Regulation S-K.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis set forth above be included in our 2011 Annual Report on Form 10-K and in this Proxy Statement for the 2012 Annual Meeting of Stockholders.

Submitted by the Compensation Committee of our Board:

Alexander K. Arrow, Chairman

Norman J. Nemoy

Gregory E. Lichtwardt

Date: April 12, 2012

PROPOSAL TWO

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of BDO USA, LLP was selected by the Audit Committee to act as our independent registered public accounting firm for the fiscal year ending December 31, 2012. BDO USA, LLP was initially engaged by us on August 8, 2005 and has served in that capacity through December 31, 2011. Our Board is asking the stockholders to ratify BDO USA, LLP’s appointment. Stockholder ratification of such selection is not required by our bylaws or other applicable legal requirement. However, our Board is submitting the selection of BDO USA, LLP to our stockholders for ratification as a matter of good corporate governance. In the event our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain BDO USA, LLP for the 2012 fiscal year. Even if the selection is ratified, the Audit Committee in its discretion may consider the appointment of a different independent registered public accounting firm at any time during the year if our Audit Committee believes that such a change would be in our and our stockholders’ best interests.

A representative of BDO USA, LLP is expected to be present at our annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Recommendation of Our Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO USA, LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2012.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table presents fees billed and billable to us for professional services rendered by BDO USA, LLP for the fiscal years ended December 31, 2011 and 2010.

	Fiscal Year Ended December 31, 2011	Fiscal Year Ended December 31, 2010
Audit Fees(1)	$274,098	$256,585
Audit-Related Fees	0	0
Tax Fees	0	0
All Other Fees(2)	18,869	14,862

Total	$292,967	$271,447

(1)	2011 audit fees include services performed in connection with the audit of the Company’s internal control over financial reporting as of December 31, 2011.

(2)	Fees paid in conjunction with services performed on our registration statement on Form S-3 and related Prospectus Supplement filings with the SEC.

Determination of Independence

In considering the nature of the services provided by our independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with our independent registered public accounting firm and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

According to policies adopted by the Audit Committee and ratified by our Board, to ensure compliance with the SEC’s rules regarding auditor independence, all audit and non-audit services to be provided by our independent registered public accounting firm must be pre-approved by the Audit Committee. This policy generally provides that we will not engage any independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval will be detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. In providing any pre-approval, the Audit Committee considers whether the services to be approved are consistent with the SEC’s rules on auditor independence.

All fees paid to BDO USA, LLP were pursuant to engagements pre-approved by the Audit Committee, and none of those engagements made use of the exception to pre-approval contained in Regulation S-X, Rule 2-01(c)(7)(i)(C).

PROPOSAL THREE

ADVISORY VOTE ON THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

(“SAY-ON-PAY” VOTE)

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that our stockholders have the opportunity to cast a non-binding advisory vote regarding the compensation of our named executive officers who are named in the Summary Compensation Table contained in this proxy statement, referred to as the NEOs. We have disclosed the compensation of the NEOs pursuant to rules adopted by the SEC.

We believe that the compensation policies for the NEOs are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of our stockholders. Stockholders are urged to read the Compensation Discussion and Analysis section, beginning on page 12 of this proxy statement, which discusses in detail our 2011 compensation program and decisions made by the Compensation Committee.

Summary of Key Compensation Practices

We seek to align our compensation programs and practices with evolving governance best practices:

•	We do not provide a supplemental executive retirement plan, or SERP;

•	We do not pay tax gross-ups for executive perquisites (which are minimal, in any event);

•	We do not provide extraordinary relocation or home buyout benefits;

•	We do not provide personal use of corporate aircraft or personal security systems maintenance and/or installation;

•	We do not pay or provide additional compensation for terminations for cause; and

•	We do not pay tax gross-ups for change in control payments under Section 280G of the Internal Revenue Code of 1986, as amended.

Compensation Committee Stays Current on Best Practices

We regularly update our Compensation Committee and entire board of directors on compensation best practices and trends. In addition, we made improvements to certain elements of our executive compensation programs to further align them with current market best practices, including:

•	We established an executive compensation philosophy with targeted market position that varies based upon the role of the NEO and the impact that executive has on our business; and

•	We discuss a peer group for on-going competitive market comparisons.

The Compensation Committee meets without management present.

“Say-on-Pay” Vote

This advisory stockholder vote, commonly referred to as a “Say-on-Pay” vote, gives you as a stockholder the opportunity to approve or not approve the compensation of the NEOs that is disclosed in this proxy statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

RESOLVED, that the stockholders of Biolase Technology, Inc. approve, on an advisory basis, all of the compensation of the Company’s named executive officers who are named in the Summary Compensation Table of the Company’s 2012 proxy statement, as such compensation is disclosed in the Company’s 2012 proxy statement pursuant to disclosure rules of the Securities and Exchange Commission, which disclosure includes the proxy statement’s Summary Compensation Table, the other executive compensation tables and the related narrative disclosures including the Compensation Discussion and Analysis.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies, and practices described in this proxy statement. Because your vote is advisory, it will not be binding on the Board, the Compensation Committee, or the Company. However, our Board and Compensation Committee value the opinions of our stockholders and will take into account the outcome of the stockholder vote on this proposal at the annual meeting when considering future executive compensation arrangements.

Proxies received in response to this solicitation will be voted “FOR” the approval, on an advisory basis, of the compensation of our NEOs disclosed in this proxy statement unless otherwise specified in the proxy.

Recommendation of Our Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NEOs DISCLOSED IN THIS PROXY STATEMENT IN THE SUMMARY COMPENSATION TABLE, THE OTHER EXECUTIVE COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURES INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS.

PROPOSAL FOUR

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by the SEC’s proxy rules, in addition to providing stockholders with the opportunity to cast an advisory vote on executive compensation, commonly referred to as a “Say-on-Pay” vote, we are also providing stockholders with the opportunity to cast an advisory vote on whether the advisory vote on executive compensation should be held every one, two, or three years.

The Board has recommended a frequency of every one year for the advisory vote on executive compensation. The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.

To be approved, this proposal must receive a “FOR” vote from the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the proposal. If none of the frequency alternatives receives a majority vote, the Board will consider the alternative receiving the greatest number of votes to be the frequency that stockholders approve.

Although this advisory vote on the frequency of the say-on-pay vote is non-binding, the Board and the compensation committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

Recommendation of Our Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE OPTION OF EVERY “ONE YEAR” FOR FUTURE ADVISORY VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL FIVE

APPROVE THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF BIOLASE TECHNOLOGY, INC. TO CHANGE THE NAME OF THE CORPORATION TO BIOLASE, INC.

On March 28, our Board of Directors unanimously approved and recommended that our shareholders approve an amendment to the Company’s Restated Certificate of Incorporation to the change the name of the Company from “Biolase Technology, Inc.” to “Biolase, Inc.” (the “Amendment”).

If approved, our plan is to begin doing business as Biolase, Inc. to reflect our global leadership in advancing the practice of dentistry and medicine through our laser and imaging products, and through our other products under development including ophthalmology. This evolution in our name creates a stronger, more connected brand and allows us to communicate that the solutions we provide is much larger than what people may have previously thought. The proposed name change strengthens and better articulates our brand and suite of solutions and differentiates our business in a way that clearly defines what we stand for.

If the proposal to amend our Restated Certificate of Incorporation to change our name to “Biolase, Inc.” is approved by our shareholders, the new name will become effective upon the filing of an amendment to the Restated Certificate of Incorporation that will change Article I to read in its entirety as follows:

“FIRST: The name of the Corporation is Biolase, Inc.”

If the name change becomes effective, the rights of shareholders holding shares represented by outstanding stock certificates and the number of shares represented by those certificates will remain unchanged. The name change will not affect the validity or transferability of any currently outstanding stock certificates nor will it be necessary for shareholders with certificated shares to surrender or exchange any stock certificates they currently hold as a result of the name change.

The affirmative vote of the holders of not less than a majority of the outstanding stock entitled to vote at the annual meeting is required to approve the Amendment.

Recommendation of Our Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our independent registered public accounting firm and assists our Board in fulfilling its oversight responsibilities on matters relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the independent registered public accounting firm’s qualifications and independence by meeting regularly with the independent registered public accounting firm and financial management personnel. Management is responsible for the preparation, presentation and integrity of our financial statements; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed our financial statements as of and for the fiscal year ended December 31, 2011, with management and BDO USA, LLP, our independent registered public accounting firm. The Audit Committee also discussed with BDO USA, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. This included a discussion of the independent registered public accounting firm’s judgments as to the quality, not just the acceptability, of our accounting principles and such other matters that generally accepted auditing standards require to be discussed with the Audit Committee. The Audit Committee also received the written disclosures and the letter from BDO USA, LLP required by Public Company Accounting Oversight Board Rule 3526, Independence Discussion with Audit Committees, as amended, and the Audit Committee discussed the independence of BDO USA, LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to our Board, and our Board approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC. The Audit Committee also approved the selection of BDO USA, LLP as our independent registered public accounting firm for 2012.

The Audit Committee and our Board have also recommended, subject to stockholder ratification, the selection of BDO USA, LLP as our independent registered public accounting firm for the 2012 fiscal year.

Submitted by the Audit Committee of our Board:

Alexander K. Arrow, Chairman

Norman J. Nemoy

Gregory E. Lichtwardt

Date: April 12, 2012

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate our future filings under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any of our future filings under those statutes. In addition, information on our website, other than our Proxy Statement and form of Proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The charter of the Audit Committee requires that it review any insider and related party transactions. In connection with this requirement, all related party transactions (transactions involving our directors, executive officers or any member of their immediate family, or holder of more than five percent of our outstanding common stock) are disclosed and reviewed by our Audit Committee and our Board of Directors at least annually. In addition, transactions involving our directors are disclosed and reviewed by the Nominating and Corporate Governance Committee in its assessment of our directors’ independence requirements. To the extent such transactions are ongoing business relationships; the transactions are disclosed and, as applicable, reviewed annually.

There has not been any transaction or series of related transactions to which we were a participant in the 2011 fiscal year or are currently a participant involving an amount in excess of $120,000 and in which any director, executive officer or any member of their immediate family, or holder of more than five percent of our outstanding common stock, had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of shares of our common stock as of March 15, 2012 by (i) any stockholder known to us to beneficially own five percent or more of our outstanding common stock, (ii) each director and nominee for director, (iii) each named executive officer, and (iv) all current directors and executive officers as a group. Options shown in the table were granted pursuant to the 2002 Stock Incentive Plan and represent the shares issuable pursuant to outstanding options exercisable within 60 days of March 15, 2012. Except as indicated in the footnotes to this table, the persons or entities named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable. Percentage ownership is calculated pursuant to SEC Rule 13d-3(d)(1) and is based on 27,479,743 shares of our common stock outstanding at March 15, 2012, and excludes shares reserved for 50,000 unexercised warrants.

5% Beneficial Owners	Shares Beneficially Owned	Number of Shares Underlying Options Exercisable Within 60 Days of March 15, 2012	Percentage of Shares Beneficially Owned
BlackRock, Inc. (1)	1,994,314	0	6.5%
40 East 52nd Street New York, NY 10022
Brecken Capital LLC (2)	1,704,894	0	5.6%
346 Hartshorn Drive Short Hills, NJ 07078

Directors and Named Executive Officers
Federico Pignatelli	1,426,229	200,000	5.3%
Alexander K. Arrow	49,769	104,500	*
Gregory E. Lichtwardt	8,449	90,750	*
Norman J Nemoy	10,303	113,500	*
Frederick D. Furry	0	66,458	*
Dmitri Boutoussov	0	256,247	*
Michael Stevens	0	50,145	*
All current directors and executive officers as a group (7 persons)	1,494,750	881,600	7.6%

*	Represents less than 1%.

(1)	This information is based solely upon a Schedule 13D dated February 9, 2012 and filed with the SEC.

(2)	This information is based solely upon a Schedule 13D dated December 29, 2011 and filed with the SEC.

STOCKHOLDER PROPOSALS

Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to our next annual meeting of stockholders must be received no later than December 3, 2012. If we change the date of our next annual meeting of stockholders by more than 30 days from the date of the previous year’s annual meeting of stockholders, then the deadline is a reasonable time before we begin to print and send our proxy materials. All such proposals must comply with the requirements of Rule 14a-8 of Regulation 14A of the Securities Exchange Act of 1934, as amended which sets forth specific requirements and limitations applicable to nominations and proposals at annual meetings of stockholders.

All stockholder proposals, notices and requests should be made in writing and sent to the attention of the Corporate Secretary, BIOLASE Technology, Inc., 4 Cromwell, Irvine, California 92618.

ANNUAL REPORT

A copy of the 2011 Annual Report on Form 10-K, which includes the financial statements, but excludes Form 10-K exhibits, is being mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at our annual meeting.

OTHER MATTERS

We know of no other matters that will be presented for consideration at our annual meeting. If any other matters properly come before our annual meeting, the individuals named in the accompanying proxy shall vote on such matters in accordance with their best judgment and in the discretion of the proxy holders.

BY ORDER OF THE BOARD OF DIRECTORS

Federico Pignatelli

Chairman of the Board and Chief Executive Officer

Date: April 12, 2012

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01G6GE 1 U PX + Annual Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please date this proxy card and sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustees, etc., should give their full titles. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + B Non-Voting Items A Proposals — Our Board of Directors recommends a vote FOR the directors listed below and a vote FOR proposals 2, 3, and 5 and FOR annually (1 year) frequency in proposal 4. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. 01 - Federico Pignatelli 04 - Gregory E. Lichtwardt 02 - Dr. Alexander K. Arrow 03 - Dr. Norman J. Nemoy 1. To elect four directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. For Against Abstain For Against Abstain For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE DIRECTORS LISTED ABOVE AND FOR THE PROPOSAL LISTED ABOVE. IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain 3. Advisory vote to approve the compensation of our named executive officers. 4. Advisory vote to recommend the frequency of future stockholder advisory votes on the compensation of our named executive officers. For Against Abstain 2. To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. 5. To approve the proposed amendment to the Restated Certificate of Incorporation of Biolase Technology, Inc., to change the name of the Corporation to Biolase, Inc. 1 Year 2 Years 3 Years Abstain 1234 5678 9012 345 MMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MMMMMMM MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C123456789 C 1234567890 J N T 1 3 6 2 2 8 1 MMMMMMMMMMMMMMM 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:00 a.m., Pacific Time, on May 10, 2012. Vote by Internet Go to www.investorvote.com/BLTI Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

Annual Meeting of Stockholders May 10, 2012 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement/Annual Report on Form 10-K are available on the Investors Section of the Biolase website at www.biolase.com. This Proxy is Solicited on Behalf of the Board of Directors of BIOLASE Technology, Inc. The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 10, 2012 and the Proxy Statement, and appoints Federico Pignatelli and Frederick Furry and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of BIOLASE Technology, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2012 Annual Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters located at 4 Cromwell, Irvine, CA, 92618, on May 10, 2012, at 11:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card. By executing this Proxy, the undersigned hereby grants the named proxy holders discretionary authority to act upon all other matters incident to the conduct of the meeting or as may properly come before the meeting, or any adjournment thereof. The undersigned hereby ratifies and confirms all that the attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice. CONTINUED AND TO BE SIGNED ON REVERSE SIDE . Proxy — BIOLASE TECHNOLOGY, INC. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01G6GE 1 U PX + Annual Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please date this proxy card and sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporate proxies should be signed by an authorized officer. Executors, administrators, trustees, etc., should give their full titles. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + B Non-Voting Items A Proposals — Our Board of Directors recommends a vote FOR the directors listed below and a vote FOR proposals 2, 3, and 5 and FOR annually (1 year) frequency in proposal 4. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. 01 - Federico Pignatelli 04 - Gregory E. Lichtwardt 02 - Dr. Alexander K. Arrow 03 - Dr. Norman J. Nemoy 1. To elect four directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. For Against Abstain For Against Abstain For Against Abstain THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE DIRECTORS LISTED ABOVE AND FOR THE PROPOSAL LISTED ABOVE. IMPORTANT ANNUAL MEETING INFORMATION For Against Abstain 3. Advisory vote to approve the compensation of our named executive officers. 4. Advisory vote to recommend the frequency of future stockholder advisory votes on the compensation of our named executive officers. For Against Abstain 2. To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. 5. To approve the proposed amendment to the Restated Certificate of Incorporation of Biolase Technology, Inc., to change the name of the Corporation to Biolase, Inc. 1 Year 2 Years 3 Years Abstain 1234 5678 9012 345 MMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MMMMMMM MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C123456789 C 1234567890 J N T 1 3 6 2 2 8 1 MMMMMMMMMMMMMMM 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:00 a.m., Pacific Time, on May 10, 2012. Vote by Internet Go to www.investorvote.com/BLTI Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

Annual Meeting of Stockholders May 10, 2012 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement/Annual Report on Form 10-K are available on the Investors Section of the Biolase website at www.biolase.com. This Proxy is Solicited on Behalf of the Board of Directors of BIOLASE Technology, Inc. The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held on May 10, 2012 and the Proxy Statement, and appoints Federico Pignatelli and Frederick Furry and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of BIOLASE Technology, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the 2012 Annual Meeting of Stockholders of the Company to be held at the Company’s corporate headquarters located at 4 Cromwell, Irvine, CA, 92618, on May 10, 2012, at 11:00 a.m. local time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card. By executing this Proxy, the undersigned hereby grants the named proxy holders discretionary authority to act upon all other matters incident to the conduct of the meeting or as may properly come before the meeting, or any adjournment thereof. The undersigned hereby ratifies and confirms all that the attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice. CONTINUED AND TO BE SIGNED ON REVERSE SIDE . Proxy — BIOLASE TECHNOLOGY, INC. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE